The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        Subject to Completion, Pricing Supplement dated August 23, 2002
PROSPECTUS Dated June 11, 2002                     Pricing Supplement No. 12 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 11, 2002                                  Dated               , 2002
                                                                 Rule 424(b)(3)

                                 $
                                 Morgan Stanley
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                               -----------------

                          PERKS due February 15, 2005
         Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
                             based on the value of
                        the AMEX Biotechnology Index(SM)
                Performance Equity Return linKed Securities(SM)
                                 ("PERKS(SM)")

The PERKS do not pay any interest or guarantee any return of principal at maturity. Instead, the PERKS will pay at maturity an amount of cash based on the closing value of the AMEX Biotechnology Index at maturity, subject to a
maximum payment of $          per PERKS and a multiplier that provides a
return of the issue price for up to a 20% decline of the AMEX Biotechnology Index from the day we offer the PERKS to maturity. If the AMEX Biotechnology Index declines more than 20%, the PERKS will pay less than the issue price at maturity.

o    The issue price of each PERKS is $          , which is one-thirtieth of
     the closing value of the AMEX Biotechnology Index on the day we offer the PERKS for initial sale to the public.

o At maturity, you will receive an amount of cash for each PERKS equal to one-thirtieth of the final closing value of the AMEX Biotechnology Index at maturity times the multiplier, subject to a maximum payment of
     $           per PERKS, or     % of the issue price. If the closing value
     of the AMEX Biotechnology Index at maturity is equal to or greater than the initial index value, the multiplier will be 100%. But if the closing value of the AMEX Biotechnology Index at maturity is less than the initial index value, the multiplier will equal the initial index value divided by the final index value, provided that the multiplier will not exceed 125%.

o We will apply to list the PERKS to trade under the proposed symbol "BTP"on the American Stock Exchange LLC.

Investing in PERKS is not equivalent to investing in the AMEX Biotechnology Index or its component stocks. You should read the more detailed description of the PERKS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of PERKS."

The PERKS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

                               -----------------

                           PRICE $         PER PERKS

                               -----------------

                                        Price to       Agent's      Proceeds to
                                         Public      Commissions      Company
                                       ----------    -----------    -----------
Per PERKS.........................         $              $              $
Total.............................         $              $              $

If you purchase at least 100,000 PERKS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the price will be
$           per PERKS (    % of the issue price). In that case, the Agent's
commissions will be $           per PERKS.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PERKS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PERKS offered are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the PERKS is linked to the performance of the AMEX Biotechnology Index. Unlike ordinary debt securities, the PERKS do not pay any interest or guarantee any return of their principal amount at maturity. Instead, at maturity, the PERKS pay an amount in cash based on the closing value of the AMEX Biotechnology Index,
subject to a maximum payment of $           per PERKS and a multiplier that
provides a return of the issue price for up to a 20% decline of the AMEX Biotechnology Index from the day we issue the PERKS to maturity. If the AMEX Biotechnology Index declines more than 20%, you will receive an amount per PERKS that is less than the issue price. We may not redeem the PERKS prior to maturity.

     "Performance Equity Return linKed Securities" and "PERKS" are our service marks.

Each PERKS                    We, Morgan Stanley (formerly known as Morgan
costs $                       Stanley Dean Witter & Co.), are offering
                              Performance Equity Return linKed Securities(SM)
                              due February 15, 2005, which we refer to as the
                              PERKS(SM). The issue price of each PERKS is
                              $          , which is one one-thirtieth, or
                              .033334, of the value of the AMEX Biotechnology
                              Index on the day we offer the PERKS for initial sale to the public.

No guaranteed return          Unlike ordinary debt securities, the PERKS do not
of principal; no              pay any interest or guarantee any return of
interest                      principal at maturity. Instead, the PERKS will
                              pay at maturity an amount in cash equal to
                              one-thirtieth of the final index value of the
                              AMEX Biotechnology Index times the multiplier,
                              subject to a maximum payment of $           per
                              PERKS, or     % of the issue price. If the final
                              index value of the AMEX Biotechnology Index is equal to or greater than the initial index value of the AMEX Biotechnology Index, the multiplier will be 100%. But if the final index value is less than the initial index value, the multiplier will equal the initial index value divided by the final index value, provided that the multiplier will not exceed 125%.

                              As a result of the multiplier, if the final index value is below the initial index value but at or
                              above           , you will be entitled to receive
                              the $           issue price per PERKS at
                              maturity. To illustrate, assuming a hypothetical initial index value and issue price of 100, if the final index value is 90, representing a 10% decline in the index, the multiplier will be 111.11%, which provides a payout on the PERKS equal to the issue price (i.e., 90 x 1.1111 =
                              100). If the final index value is 80,
                              representing a 20% decline in the index, the multiplier will be at its maximum, 125%, which again provides a payout on the PERKS equal to the issue price (i.e., 80 x 1.25 = 100).

                              However, because the multiplier cannot exceed 125%, if the final index value is less than
                                      , a 20% decline from the initial index
                              value, your return will be less than the issue price. For example, again assuming an initial index value and issue price of 100, if the final index value is 50, representing a 50% decline in the index, the multiplier will equal its maximum of 125%, which will result in a payment at maturity of the PERKS equal to 62.5, or 62.5% of the issue price (i.e., 50 x 1.25 = 62.5). As a result of the multiplier, unless the final index value is zero, the PERKS will always pay 25% more than a one-for-one investment linked to the AMEX Biotechnology Index. As the index declines, the dollar value of the additional amount paid on the PERKS measured as a percentage of the issue price will also decline. A significant decline in the index will result in a payout that is substantially less than the issue price per PERKS. Investing in PERKS is not equivalent to investing in the AMEX Biotechnology Index.

                              On PS-6, we have provided a table and graph titled "Hypothetical Payments on the PERKS." The table and graph illustrate the performance of the PERKS at maturity under a variety of hypothetical final index values. The table and graph do not show every situation that may occur.

The maximum                   The appreciation potential of each PERKS is
payment per PERKS is          limited to $           per PERKS, or     % of the
$                             issue price.

Payment at maturity           Investing in PERKS is not equivalent to investing
                              in the stocks included in the AMEX Biotechnology
                              Index. At maturity, for each PERKS you hold, we
                              will pay to you an amount of cash equal to the
                              final index value times .033334 times the
                              multiplier, subject to a maximum payment of
                              $           per PERKS, or     % of the issue
                              price.

                              If the final index value is greater than or equal to the initial index value, the multiplier will be 100% and the payment amount per PERKS will be calculated as follows:

                                 Payment at Maturity = Final Index Value x
                                                       .033334

                                 subject to a maximum payment of $         per
                                 PERKS.

                              If the final index value is less than the initial index value, the payment amount per PERKS will be calculated as follows:

                                 Payment at Maturity = Final Index Value x
                                                       .033334 x Multiplier

                                 where the Multiplier is equal to:

                                 Initial Index Value
                                 -------------------
                                  Final Index Value

                                 provided that in no event will the Multiplier exceed 125%.

                              On PS-6, we have provided a table and graph titled "Hypothetical Payments on the PERKS." The table and graph illustrate the performance of the PERKS at maturity under a variety of hypothetical final index values. You should examine the table and graph for examples of how the payout on the PERKS could be affected under these or other potential final index values. The table and graph do not show every situation that may occur.

AMEX Biotechnology            The closing value of the AMEX Biotechnology Index
Index is currently at         on August 23, 2002, as published by the American
381.99                        Stock Exchange LLC, which we refer to as the
                              AMEX, was 381.99. You can review the publicly reported closing values of the AMEX Biotechnology
                              Index since 1997 in the "Historical Information" section of this pricing supplement. The payment of dividends on the stocks which compose, or underlie, the AMEX Biotechnology Index, which we refer to as the AMEX Biotechnology Index
                              Component Securities, is not reflected in the level of the AMEX Biotechnology Index and, therefore, has no effect on our calculation of the multiplier or the payment at maturity. The historical performance of the AMEX Biotechnology
                              Index should not be taken as an indication of what the value of the AMEX Biotechnology Index will be at maturity.

MS & Co. will be the          We have appointed our affiliate Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the final index value and the multiplier for the PERKS at maturity and calculate the payment at maturity.

Where you can find            The PERKS are senior notes issued as part of our
more information              Series C medium-term note program. You can find a
on the PERKS                  general description of our Series C medium-term
                              note program in the accompanying prospectus supplement dated June 11, 2002. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Fixed Rate Notes" and
                              "--Notes Linked to Commodity Prices, Single
                              Securities, Baskets of Securities or Indices."

                              For a detailed description of terms of the PERKS including the specific mechanics and timing of the payment determinations, you should read the "Description of PERKS" section in this pricing supplement. You should also read about some of the risks involved in investing in PERKS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as the PERKS differs from that of investments in ordinary debt securities. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PERKS.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212)761-4000).

                       HYPOTHETICAL PAYMENTS ON THE PERKS

     The following table and graph illustrate, for a range of Final Index Values, the amount of cash you will receive at maturity for each PERKS. The table and graph assume an Issue Price of $12.50, an Initial Index Value of 375, a maximum Multiplier of 125% and a maximum Payment at Maturity of $19.375 per PERKS (155% of the assumed Issue Price of $12.50).

    Final         Initial         Index                                          Initial          Cash
    Index          Index         Percent        Exchange                          PERKS        Settlement
    Value          Value          Change         Ratio         Multiplier         Price           Value
   -------       --------       ---------     ------------    ------------      ---------     ------------
    50.00         375.00        -86.667%         .033334         125.00%        $12.5000        $2.0833
    75.00         375.00        -80.000%         .033334         125.00%        $12.5000        $3.1250
    100.00        375.00        -73.333%         .033334         125.00%        $12.5000        $4.1667
    125.00        375.00        -66.667%         .033334         125.00%        $12.5000        $5.2083
    150.00        375.00        -60.000%         .033334         125.00%        $12.5000        $6.2500
    175.00        375.00        -53.333%         .033334         125.00%        $12.5000        $7.2917
    200.00        375.00        -46.667%         .033334         125.00%        $12.5000        $8.3333
    225.00        375.00        -40.000%         .033334         125.00%        $12.5000        $9.3750
    250.00        375.00        -33.333%         .033334         125.00%        $12.5000       $10.4167
    275.00        375.00        -26.667%         .033334         125.00%        $12.5000       $11.4583
    300.00        375.00        -20.000%         .033334         125.00%        $12.5000       $12.5000
    325.00        375.00        -13.333%         .033334         115.00%        $12.5000       $12.5000
    350.00        375.00         -6.667%         .033334         107.00%        $12.5000       $12.5000
    375.00        375.00         0.000%          .033334         100.00%        $12.5000       $12.5000
    400.00        375.00         6.667%          .033334         100.00%        $12.5000       $13.3333
    425.00        375.00         13.333%         .033334         100.00%        $12.5000       $14.1667
    450.00        375.00         20.000%         .033334         100.00%        $12.5000       $15.0000
    475.00        375.00         26.667%         .033334         100.00%        $12.5000       $15.8333
    500.00        375.00         33.333%         .033334         100.00%        $12.5000       $16.6667
    525.00        375.00         40.000%         .033334         100.00%        $12.5000       $17.5000
    550.00        375.00         46.667%         .033334         100.00%        $12.5000       $18.3333
    575.00        375.00         53.333%         .033334         100.00%        $12.5000       $19.1667
    581.25        375.00         55.000%         .033334         100.00%        $12.5000       $19.3750
    600.00        375.00         60.000%         .033334         100.00%        $12.5000       $19.3750
    625.00        375.00         66.667%         .033334         100.00%        $12.5000       $19.3750
    650.00        375.00         73.333%         .033334         100.00%        $12.5000       $19.3750
    675.00        375.00         80.000%         .033334         100.00%        $12.5000       $19.3750
    700.00        375.00         86.667%         .033334         100.00%        $12.5000       $19.3750
    725.00        375.00         93.333%         .033334         100.00%        $12.5000       $19.3750
    750.00        375.00        100.000%         .033334         100.00%        $12.5000       $19.3750

                               [GRAPHIC OMITTED]

                                  RISK FACTORS

     The PERKS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PERKS do not pay interest or guarantee any return of principal at maturity. The payment you receive at maturity is linked to the performance of the AMEX Biotechnology Index, subject to a limit on the appreciation potential of the PERKS. Investing in the PERKS is not equivalent to investing directly in the AMEX Biotechnology Index. To the extent that the final index value of the AMEX Biotechnology Index at maturity has declined more than 20% from the initial index value of the AMEX Biotechnology Index, you will receive less than your initial investment. This section describes the most significant risks relating to the PERKS. You should carefully consider whether the PERKS are suited to your particular circumstances before you decide to purchase them.

PERKS are not                 The terms of the PERKS differ from those of
ordinary senior notes --      ordinary debt securities in that we will not pay
No payment of interest        you interest on the PERKS or a fixed amount at
or guaranteed return of       maturity. Our payment to you at maturity will be
principal                     an amount in cash based on the final index value
                              of the AMEX Biotechnology Index at maturity,
                              subject to a maximum payment of $           per
                              PERKS, or     % of the issue price, and a
                              multiplier that provides a return of the issue
                              price for up to a 20% decline of the AMEX
                              Biotechnology Index from the day we issue the
                              PERKS to maturity. If the final index value of
                              the AMEX Biotechnology Index at maturity is less
                              than            (a 20% decline from the initial
                              index value), we will pay to you an amount in cash based on the value of the AMEX Biotechnology
                              Index that is less than the issue price of the PERKS. Further, because the multiplier cannot exceed 125%, in the event the AMEX Biotechnology
                              Index were to decline substantially more than 20%, you could see a substantial or complete loss of your investment. See "Hypothetical Payments on the PERKS" above.

Your appreciation             The $           issue price of one PERKS is equal
potential is limited          to one-thirtieth of the closing value of the AMEX
                              Biotechnology Index on the day we priced this
                              offer of PERKS. The maximum you can receive at
                              maturity is $           per PERKS, or     % of
                              the issue price. As a result, you will not share
                              in any appreciation of the AMEX Biotechnology
                              Index above     % of the value of the AMEX
                              Biotechnology Index on the day we offered the PERKS for initial sale to the public. See
                              "Hypothetical Payments on the PERKS" above.

PERKS may not be              There may be little or no secondary market for
actively traded               the PERKS. Although the PERKS have been approved
                              for listing on the American Stock Exchange LLC, which we refer to as the AMEX, it is not possible to predict whether the PERKS will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity.
                              MS & Co. currently intends to act as a market maker for PERKS, but it is not required to do so.

Market price of the           Several factors, many of which are beyond our
PERKS influenced by           control, will influence the value of the PERKS.
many unpredictable            We expect that generally the value of the AMEX
factors                       Biotechnology Index on any day will affect the
                              value of the PERKS more than any other single factor. Other factors that may influence the value of the PERKS include:

                              o the volatility (frequency and magnitude of changes in value) of the AMEX Biotechnology Index

                              o    economic, financial, political and
                                   regulatory or judicial events that affect the securities underlying the AMEX Biotechnology Index or stock markets generally and which may affect the index value

                              o    interest and yield rates in the market

                              o the time remaining to the maturity of the PERKS

                              o the dividend rate on the AMEX Biotechnology Index component securities

                              o    our creditworthiness

                              Some or all of these factors will influence the price you will receive if you sell your PERKS prior to maturity. For example, you may have to sell your PERKS at a discount from the issue price if the value of the AMEX Biotechnology Index is less than the initial index value at the time you sell your PERKS. This discount may be substantial if the value of the AMEX Biotechnology Index is substantially below the initial index value at the time you sell your PERKS.

                              You cannot predict the future performance of the AMEX Biotechnology Index based on its historical performance. The value of the AMEX Biotechnology Index may decrease so that the payment you will receive at maturity will be worth less than the issue price of the PERKS. We cannot guarantee that the value of the AMEX Biotechnology Index will increase so that you will receive at maturity an amount in excess of the issue price of the PERKS or that the value of the AMEX Biotechnology Index will not increase beyond
                                  % of the initial index value. You will no
                              longer share in the performance of the AMEX
                              Biotechnology Index at index values above     %
                              of the initial index value.

There are risks               The PERKS are an investment that is dependent
associated with a sector      upon the performance of selected issuers in a
investment                    particular sector of the economy--namely, the
                              biotechnology industry. Consequently, the value of the PERKS may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence than an investment in a more broadly diversified group of issuers.

The AMEX Biotechnology        Although the stocks underlying the AMEX
Index is not necessarily      Biotechnology Index are common stocks of
representative of the         companies generally considered to be involved in
biotechnology industry        various aspects of the biotechnology industry,
                              price movements in the underlying stocks, the AMEX Biotechnology Index and the PERKS may not correlate perfectly with price movements in the entire biotechnology industry. If the underlying stocks or the AMEX Biotechnology Index decline in value, your PERKS will decline in value even if the biotechnology industry as a whole rises in value. In addition, after pricing of the PERKS, one or more of the issuers of the underlying stocks may engage in new lines of business or may cease to be involved in the biotechnology industry. Due to fluctuations in the relative values of the underlying stocks, adjustments to the exchange ratios and/or changes made by the AMEX in the composition of the underlying stocks, the PERKS may come to represent a concentrated investment in one or more of the underlying stocks, which may increase your investment risk.

We are not affiliated         We are not affiliated with any of the issuers of
with the issuers of the       the stocks underlying the AMEX Biotechnology
stocks underlying the         Index and have not performed any due diligence
AMEX Biotechnology            investigation or review of any of them. You
Index and have not            should undertake an independent investigation of
investigated them             the issuers of the component stocks of the AMEX
                              Biotechnology Index and of the AMEX Biotechnology
                              Index itself to the extent required in your judgment to allow you to make an informed decision with respect to an investment in the PERKS. You should continue to monitor the composition of the stocks underlying the AMEX
                              Biotechnology Index and the performance of the issuers of those stocks during the period of time that you hold PERKS since the underlying stocks may change over time.

                              We or our subsidiaries may now or in the future engage in business with one or more of the issuers of the underlying stocks, including extending loans to, or making equity investments in, any of them or their affiliates or providing underwriting or advisory services to them, including merger and acquisition advisory services. In the course of our business, we or our affiliates may also acquire non-public information about one or more of these issuers. Neither we nor any of our affiliates undertakes to disclose any such information to you. Moreover, we have no ability to control the actions of the issuers of the underlying stocks, including any corporate actions of the type that would require the AMEX to adjust the AMEX Biotechnology Index. We or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying stocks. These research reports may or may not recommend that investors buy or hold the underlying stocks. The AMEX Biotechnology Index was compiled independently of any research recommendations and may not be consistent with any such recommendations. The issuers of the underlying stocks are not involved in the offering of the PERKS in any way and have no obligation to consider your interest as an owner of the PERKS in taking any corporate actions that might affect the value of your PERKS. None of the money you pay for the PERKS will go to the issuers of the underlying stocks.

Adjustments to the AMEX       The AMEX is solely responsible for calculating
Biotechnology Index could     and maintaining the AMEX Biotechnology Index. You
adversely affect the          should not conclude that the inclusion of a stock
value of the PERKS            in the AMEX Biotechnology Index is an investment
                              recommendation by us of that stock. The AMEX can, in its sole discretion, add, delete or substitute the stocks underlying the AMEX Biotechnology
                              Index or make other methodological changes required by certain corporate events relating to the underlying stocks, such as stock splits and dividends, spin-offs, rights issuances and mergers and acquisitions, that could change the value of the AMEX Biotechnology Index. The AMEX will also rebalance the AMEX Biotechnology Index on a quarterly basis. Any of these actions could adversely affect the value of the PERKS.

                              The AMEX may discontinue or suspend calculation or publication of the AMEX Biotechnology Index at any time. In these circumstances and upon receipt of notice from the AMEX, MS & Co., as the calculation agent, will have discretion to substitute a successor index that is substantially identical to the AMEX Biotechnology Index. Although MS & Co. will be obligated to select a successor index without regard to its affiliation with us, MS & Co. could have an economic interest that is different than that of holders of the PERKS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or another of its affiliates. If there is no appropriate successor index, at maturity the payout on the PERKS will be an amount based on the closing prices of the stocks underlying the AMEX Biotechnology Index computed by the calculation agent in accordance with the methodology for calculating the AMEX Biotechnology Index last in effect prior to discontinuance of the AMEX Biotechnology Index. As a result of any adjustment to or discontinuance of the AMEX Biotechnology Index, the PERKS may no longer reflect over time a diversified investment in the biotechnology industry.

The composition of the        As of the date of this pricing supplement, all of
underlying stocks may         the underlying stocks have been issued by issuers
change over time              that are reporting companies under the Exchange
                              Act. However, as discussed in the second preceding paragraph, the composition of the securities underlying the AMEX Biotechnology
                              Index may change over time. There may be additions to the AMEX Biotechnology Index of securities to which you may not want exposure or deletions of stocks to which you would want exposure. We have no control over the composition or calculation of the AMEX Biotechnology Index, and you should not place undue reliance on the creditworthiness, business plans or prospects or other factors relating to any particular issuer of underlying stocks as of the date hereof.

                              In the future the underlying stocks could include securities of non-U.S. issuers in the form of American Depositary Receipts or otherwise. Investments related to securities of non-U.S. issuers involve special risks, including risks associated with political and economic uncertainty, currency exchange rate fluctuations, possible lower levels of disclosure and regulation in non-U.S. securities markets than in the United States, foreign exchange controls and uncertainties as to the status, interpretation and application of laws. Non-U.S. companies also are not generally subject to uniform accounting, auditing and financial reporting standards, and auditing practices and requirements may not be comparable to those applicable to U.S. companies. Further, prices of securities traded in foreign securities markets, especially markets of emerging or developing countries, tend to be volatile.

                              These risks may result in unfavorable market fluctuations in the value of shares of non-U.S. issuers underlying the AMEX Biotechnology Index.

                              Because the primary trading market for the securities of non-U.S. issuers may not be U.S. stock exchanges, the trading volume of those securities may become limited. Low trading volume or lack of liquidity for those securities may adversely affect their market prices and the market prices of the PERKS.

You have no                   As an owner of PERKS, you will not have voting
shareholder rights            rights or rights to receive dividends or other
                              distributions or any other rights with respect to the stocks that underlie the AMEX Biotechnology
                              Index.

Adverse economic              As calculation agent, our affiliate MS & Co. will
interests of the              calculate the final index value, the multiplier
calculation agent and its     and the payment at maturity. We expect that MS &
affiliates may influence      Co. and other affiliates will carry out hedging
determinations                activities related to the PERKS (and possibly to
                              other instruments linked to the AMEX
                              Biotechnology Index or its component stocks), including trading in the stocks underlying the AMEX Biotechnology Index, as well as in other instruments related to the AMEX Biotechnology
                              Index, on a regular basis as part of their general broker-dealer businesses. Any of these hedging activities could influence MS & Co.'s determinations as calculation agent. Any of these trading activities could potentially affect the value of the AMEX Biotechnology Index and, accordingly, could affect the payout to you on the PERKS.

Biotechnology company         The trading prices of biotechnology companies'
stock prices are              common stocks have been and are likely to
volatile, which will          continue to be volatile. A biotechnology
directly affect the price     company's stock price will fluctuate, and could
volatility of the PERKS       fluctuate significantly, in response to various
                              factors and events, including the following:

                              o    differences between actual financial or
                                   operating results and those expected by
                                   investors and analysts;
                              o announcements of technological innovations or new services by the company or its competitors;
                              o    changes in patent or proprietary rights;
                              o    announcements by the company or its
                                   competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
                              o failure to integrate or realize projected benefits from acquisitions;
                              o    changes in government regulations; and
                              o    fluctuations in financial or operating
                                   results.

Some biotechnology            Some biotechnology companies, including some of
companies have a history      the issuers of the underlying stocks of the
of net losses and may         PERKS, have a history of net losses, expect to
never become profitable       incur substantial net losses in the future and
                              may never become profitable. Net losses result principally from costs incurred in research and development, including clinical trials, and from selling, general and administrative costs associated with their operations. While all biotechnology companies strive to achieve profitability, there can be no assurance that they will do so.

The efforts of                Biotechnology companies will continue to be
government entities and       affected by the efforts of governments and third
third party payors to         party payors, such as government health
contain health care costs     administration organizations, private health
may adversely affect          insurers, managed care providers and health
biotechnology companies       maintenance organizations, to contain or reduce
                              health care costs by limiting coverage and the level of reimbursement for a biotechnology company's products. In the United States and some foreign countries, there have been, and there will likely to continue to be, proposals to limit the price and profitability of biotechnology products. The announcement or adoption of such proposals could have a material adverse affect on a biotechnology company's business and financial condition. An increasing emphasis on managed health care in the United States also puts pressure on the prices of the products and technologies of biotechnology companies.

                              Sales of the products of biotechnology companies often depend, in part, on the availability and amount of reimbursement consumers receive from third party payors. Third party payors increasingly challenge the prices and cost-effectiveness of health care products and technologies and deny or limit coverage for new products, which has resulted in lower average sales prices for some biotechnology companies. As a result of these actions by third party payors, there is substantial uncertainty as to the reimbursement status of many biotechnology companies' products.

Biotechnology companies       Products and technologies produced and sold by
are subject to extensive      biotechnology companies are subject to extensive
and costly government         regulation by the Food and Drug Administration in
regulation                    the United States and comparable agencies in
                              other countries. Products typically require extensive laboratory and clinical testing and government review and approval before they can be marketed. This process can take many years and may require the expenditure of substantial resources. The success of a biotechnology company's products depends, in part, upon obtaining and maintaining regulatory approval to market products and complying with continued review by regulatory agencies. The failure to obtain required government approvals, the modification, suspension or loss of previously obtained approvals or the failure to comply with regulatory requirements can result in fines, unanticipated expenditures, product delays, product seizures, non-approval or recall, interruption of production and even criminal prosecution.

Many biotechnology            Because the materials used in their products are
companies rely on a           not widely available, many biotechnology
limited number of             companies must rely on a limited number of
suppliers for the             suppliers. Many of these suppliers are subject to
materials used in their       review and approval by the Food and Drug
products                      Administration and/or other regulatory agencies.
                              The interruption of materials from these suppliers due to technical, regulatory or other problems could prevent a biotechnology company from meeting demand for its product and could adversely affect its results of operations and financial condition.

Many biotechnology            Many biotechnology companies have limited
companies have limited        manufacturing experience and no commercial scale
manufacturing                 manufacturing capabilities. In order to continue
capabilities and must         to develop and market their products, these
depend on third party         companies often rely on unaffiliated third
manufacturers                 parties to produce materials they use in
                              pre-clinical and clinical testing and commercial production. There are a limited number of manufacturers capable of producing materials under standards that comply with Food and Drug
                              Administration requirements in the United States and requirements of comparable agencies in other countries. As a result, it can be difficult for a biotechnology company to quickly and efficiently find a new manufacturer if its existing manufacturer is unable or unwilling to continue production. If a biotechnology company without internal manufacturing capabilities is unable to arrange for third party manufacturing on commercially reasonable terms or if third party manufacturers fail to perform their obligations, its results of operations and financial condition could be adversely affected.

Many biotechnology            Many biotechnology companies have limited sales,
companies have limited        marketing and distribution experience and
sales, marketing and          capabilities and must rely on third parties to
distribution experience       carry out these activities. The terms of the
and capabilities              sales, marketing and distribution agreements with
                              these third parties may not be favorable to the biotechnology company and may give it little or no control over the activities of the third parties. The efforts and success of these third parties may significantly determine the amount and timing of revenues with respect to a particular product.

Biotechnology companies       The biotechnology industry is characterized by
operate in a dynamic          rapid product obsolescence. To compete
industry characterized by     successfully in this environment, biotechnology
rapid product obsolescence    companies must adapt to rapidly changing
                              technologies and must quickly develop products that are clinically-effective and cost-effective, or incur the risk that their competitors will introduce the same or similar products, or products which could make their products obsolete.

                              Many of these activities require extensive product research and development, which can be costly and time-consuming. Because research and development expenses are often made before it is known whether a product will be commercially viable, there can be no assurance that the revenues, if any, generated by a product will recover its costs of development. Many products that appear promising may not be introduced for many reasons, including:

                              o results indicating lack of effectiveness or harmful side effects in laboratory testing or clinical trials;
                              o    failure to receive necessary regulatory
                                   approvals;
                              o inability to develop manufacturing methods that are cost-effective and meet regulatory standards; and
                              o    competing proprietary rights.

                              Many biotechnology companies may not be able to successfully introduce new products or achieve market acceptance from the medical community, third party payors or individual users. Failure to do so could have a material adverse effect on their business, results of operations and financial condition.

Biotechnology companies       Many biotechnology companies rely on patents and
may be unable to protect      other intellectual property rights to establish
their intellectual            and protect proprietary rights in their current
property rights or may        and future products and technologies. The
be the subject of             validity and scope of patents in the
intellectual property         biotechnology industry is uncertain and involves
infringement claims           complex legal and factual questions and issued
                              patents may be revoked or modified by the relevant patent authorities or courts. Patent disputes are frequent in the biotechnology industry and often result in litigation that is time-consuming and expensive and that may subject a biotechnology company to significant liabilities to third parties. These claims, whether meritorious or not, can also:

                              o    preclude or delay the successful
                                   introduction of new products and
                                   technologies;
                              o force a biotechnology company to enter into an undesirable royalty or licensing arrangement; or
                              o    force a biotechnology company to cease
                                   production and marketing of its products.

                              Many biotechnology companies also rely on trade secrets and proprietary know-how that they seek to protect through confidentiality agreements with their employees, consultants and partners. There can be no assurance that such parties will abide by these agreements or that courts will enforce them.

Biotechnology companies       Biotechnology companies are exposed to potential
may incur significant         product liability risks by the testing,
product liability expenses    manufacturing, marketing and sale of many of
                              their products and technologies. Product liability claims may be made by consumers, healthcare providers, pharmaceutical companies or others. Many biotechnology companies obtain only limited product liability insurance and there can be no assurance that a biotechnology company will be able to maintain its product liability insurance, that it will continue to be able to obtain adequate product liability insurance on reasonable terms or that any product liability insurance obtained will provide adequate coverage against potential liabilities.

Biotechnology companies       The research and development activities of
may be required to pay        biotechnology companies often involve the use of
damages for                   hazardous, infectious and radioactive materials
environmental accidents       that could be harmful to human health or safety
and may incur                 or to the environment. Biotechnology companies
substantial costs to          are subject to extensive federal, state and local
comply with                   laws and regulation governing the use,
environmental laws            generation, storage, handling and manufacture of
                              these materials and may incur substantial costs to comply with existing and future laws and regulations. Although biotechnology companies maintain safety procedures with respect to these materials, they may be liable for any damages that result from an accident and those damages may exceed a company's resources.

Biotechnology companies       Biotechnology companies may experience
face challenges gaining       difficulties in launching new products, many of
governmental and consumer     which are novel products based on technologies
acceptance of their           that are unfamiliar to the healthcare community.
products                      There can be no assurance that healthcare
                              providers and patients will accept these products. In addition, government agencies and private organizations involved in healthcare publish guidelines and recommendations to healthcare providers and patients. These guidelines and recommendations are very influential and may adversely affect the usage of a biotechnology company's products.

                              Biotechnology companies may be involved in the development of genetically engineered agricultural and food products. The commercial success of these products will depend, in part, on governmental and public acceptance of their cultivation, distribution and consumption. Public attitudes may be influenced by the media and by opponents who claim that genetically engineered products are unsafe for consumption and pose unknown health risks as well as risks to the environment or to social or economic practices. Biotechnology companies may continue to have to expend significant resources to foster governmental and consumer acceptance of genetically engineered agricultural and food products, particularly in Europe where securing governmental approvals for, and achieving consumer confidence in, these products continues to pose numerous challenges. The success of any genetically engineered agricultural and food products may be delayed or impaired in certain geographical areas due to the existing or future regulatory, legislative or public acceptance issues. Some of the issuers of the underlying stocks may now or in the future be involved in the development of genetically engineered agricultural and food products.

Many biotechnology            The success of many biotechnology companies is
companies are dependent       highly dependent on the experience, abilities and
on their ability to           continued services of key executive officers,
attract and retain            scientific personnel and other skilled personnel.
highly-skilled personnel      Because competition for qualified personnel is
                              intense, there is no certainty that biotechnology companies will be able to continue to attract and retain qualified personnel. If these companies were unable to attract and retain additional key personnel, or if they were unable to retain and motivate their existing key personnel, their business, financial condition and results of operations could be adversely affected.

Because the                   You should also consider the tax consequences of
characterization of the       investing in the PERKS. There is no statutory,
PERKS for Federal             judicial or administrative authority which
income tax purposes is        directly addresses the characterization of the
uncertain, the material       PERKS or instruments similar to the PERKS for
Federal income tax            U.S. federal income tax purposes, and therefore
consequences of an            significant aspects of the tax treatment of the
investment in the PERKS       PERKS are uncertain. Pursuant to the terms of the
are uncertain                 PERKS, you and we agree to treat the PERKS as
                              prepaid cash settlement forward contracts with respect to the AMEX Biotechnology Index, as described in "Description of PERKS--United States
                              Federal Income Taxation--General." You will be required to characterize the PERKS for all tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization. If the Internal
                              Revenue Service ("IRS") were successful in asserting an alternative characterization for the PERKS, the timing and character of income on the PERKS may differ. We do not plan to request a ruling from the Internal Revenue Service ("IRS") regarding the tax treatment of the PERKS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.
                              Please read carefully the section "Description of PERKS--United States Federal Income Taxation" in this pricing supplement.

                              DESCRIPTION OF PERKS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PERKS" refers to each $ principal amount of our PERKS due February 15, 2005, Mandatorily Exchangeable For an Amount Payable in U.S. Dollars based on the Value of the AMEX Biotechnology Index. In this pricing supplement, the terms "we," "us," and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount......................  $

Original Issue Date (Settlement Date).            , 2002

Maturity Date.........................  February 15, 2005, subject to extension in the event of a Market Disruption
                                        Event on the fourth scheduled Trading
                                        Day prior to the Maturity Date which
                                        continues through the second scheduled
                                        Trading Day prior to the Maturity Date.

                                        If, due to a Market Disruption Event or
                                        otherwise, the date for calculating the
                                        Final Index Value is postponed so that
                                        it falls less than two scheduled
                                        Trading Days prior to the scheduled
                                        Maturity Date, the Maturity Date will
                                        be the second scheduled Trading Day
                                        following the date on which the Final
                                        Index Value is determined. See "--Final
                                        Index Value" below.

Specified Currency....................  U.S. Dollars

Issue Price...........................  $           per PERKS

CUSIP.................................  61744Y272

Denominations.........................  $           and integral multiples
                                        thereof

Initial Index Value...................            , the Index Closing Value on
                                        the day we offer the PERKS for initial
                                        sale to the public.

Final Index Value.....................  The Final Index Value will be the Index
                                        Closing Value on the fourth scheduled
                                        Trading Day prior to the Maturity Date,
                                        subject to adjustment for a Market
                                        Disruption Event as described in the
                                        following paragraph.

                                        If the fourth scheduled Trading Day
                                        prior to the Maturity Date is not a
                                        Trading Day or a Market Disruption
                                        Event occurs on such date, the Final
                                        Index Value will be determined on the
                                        immediately succeeding Trading Day
                                        during which no Market Disruption Event
                                        shall have occurred.

Multiplier............................  The Multiplier will be based on the
                                        Final Index Value, and will be
                                        determined as follows:

                                        If the Final Index Value is greater
                                        than or equal to the Initial Index
                                        Value:

                                            Multiplier = 100%

                                        If Final Index Value is less than the
                                        Initial Index Value:

                                                         Initial Index Value
                                            Multiplier = -------------------
                                                          Final Index Value

                                        provided that in no event will the
                                        Multiplier exceed 125%

Cash Settlement Value.................  The Cash Settlement Value equals a dollar amount of cash per PERKS
                                        calculated as follows:

                                            Cash Settlement Value = Final Index
                                            Value x .033334 x Multiplier

                                        provided that in no event will the Cash
                                        Settlement Value exceed $        .

Payment at Maturity...................  At maturity, upon delivery of each
                                        PERKS to the Trustee, we will pay for
                                        each PERKS an amount in cash equal to
                                        the Cash Settlement Value.

                                        We shall, or shall cause the
                                        Calculation Agent to, (i) provide
                                        written notice to the Trustee and to
                                        the Depositary, on or prior to 10:30
                                        a.m. on the Trading Day immediately
                                        prior to maturity of the PERKS, of the
                                        Cash Settlement Value to be delivered
                                        with respect to each PERKS and (ii)
                                        deliver the aggregate payment on the
                                        PERKS in cash to the Trustee for
                                        delivery to the holders on the Maturity
                                        Date.

Trading Day...........................  A day, as determined by the Calculation
                                        Agent, on which trading is generally
                                        conducted on the New York Stock
                                        Exchange, Inc. ("NYSE"), the AMEX, the
                                        Nasdaq National Market, the Chicago
                                        Mercantile Exchange and the Chicago
                                        Board of Options Exchange and in the
                                        over-the-counter market for equity
                                        securities in the United States.

Index Closing Value...................  The Index Closing Value on any Trading
                                        Day will equal the closing value of the
                                        AMEX Biotechnology Index or any
                                        Successor Index (as defined under
                                        "--Discontinuance of the AMEX
                                        Biotechnology Index; Alteration of
                                        Method of Calculation" below) at the
                                        regular official weekday close of the
                                        principal trading session of the AMEX
                                        on that Trading Day. In certain
                                        circumstances, the Index Closing Value
                                        will be based on the alternative
                                        calculation of the AMEX Biotechnology
                                        Index described under "--Discontinuance
                                        of the AMEX Biotechnology Index;
                                        Alteration of Method of Calculation."

Market Disruption Event...............  "Market Disruption Event" means with respect to the AMEX Biotechnology
                                        Index, the occurrence or existence of a
                                        suspension, absence or material
                                        limitation of trading of stocks then
                                        constituting 20% or more of the level
                                        of the AMEX Biotechnology Index (or the
                                        relevant Successor Index) on the
                                        Relevant Exchanges for such securities
                                        for more than two hours of trading or
                                        during the one-half hour period
                                        preceding the close of the principal
                                        trading session on such Relevant
                                        Exchange; or a breakdown or failure in
                                        the price and trade reporting systems
                                        of any Relevant Exchange as a result of
                                        which the reported trading prices for
                                        stocks then constituting 20% or more of
                                        the level of the AMEX Biotechnology
                                        Index (or the relevant Successor Index)
                                        during the last one-half hour preceding
                                        the close of
                                        the principal trading session on such
                                        Relevant Exchange are materially
                                        inaccurate; or the suspension, material
                                        limitation or absence of trading on any
                                        major U.S. securities market for
                                        trading in futures or options contracts
                                        related to the AMEX Biotechnology Index
                                        (or the relevant Successor Index) for
                                        more than two hours of trading or
                                        during the one-half hour period
                                        preceding the close of the principal
                                        trading session on such market, in each
                                        case as determined by the Calculation
                                        Agent in its sole discretion.

                                        For the purpose of determining whether
                                        a Market Disruption Event exists at any
                                        time, if trading in a security included
                                        in the AMEX Biotechnology Index is
                                        materially suspended or materially
                                        limited at that time, then the relevant
                                        percentage contribution of that
                                        security to the level of the AMEX
                                        Biotechnology Index shall be based on a
                                        comparison of (x) the portion of the
                                        level of the AMEX Biotechnology Index
                                        attributable to that security relative
                                        to (y) the overall level of the AMEX
                                        Biotechnology Index, in each case
                                        immediately before that suspension or
                                        limitation.

                                        For purposes of determining whether a
                                        Market Disruption Event has occurred:
                                        (1) a limitation on the hours or number
                                        of days of trading will not constitute
                                        a Market Disruption Event if it results
                                        from an announced change in the regular
                                        business hours of the relevant exchange
                                        or market, (2) a decision to
                                        permanently discontinue trading in the
                                        relevant futures or options contract
                                        will not constitute a Market Disruption
                                        Event, (3) limitations pursuant to the
                                        rules of any Relevant Exchange similar
                                        to NYSE Rule 80A (or any applicable
                                        rule or regulation enacted or
                                        promulgated by any other
                                        self-regulatory organization or any
                                        government agency of scope similar to
                                        NYSE Rule 80A as determined by the
                                        Calculation Agent) on trading during
                                        significant market fluctuations will
                                        constitute a suspension, absence or
                                        material limitation of trading, (4) a
                                        suspension of trading in futures or
                                        options contracts on the AMEX
                                        Biotechnology Index by the primary
                                        securities market trading in such
                                        contracts by reason of (a) a price
                                        change exceeding limits set by such
                                        exchange or market, (b) an imbalance of
                                        orders relating to such contracts or
                                        (c) a disparity in bid and ask quotes
                                        relating to such contracts will
                                        constitute a suspension, absence or
                                        material limitation of trading in
                                        futures or options contracts related to
                                        the AMEX Biotechnology Index and (5) a
                                        suspension, absence or material
                                        limitation of trading on any Relevant
                                        Exchange or on the primary market on
                                        which futures or options contracts
                                        related to the AMEX Biotechnology Index
                                        are traded will not include any time
                                        when such market is itself closed for
                                        trading under ordinary circumstances.

Relevant Exchange.....................  "Relevant Exchange" means the primary
                                        U.S. organized exchange or market of
                                        trading for any security (or any
                                        combination thereof) then included in
                                        the AMEX Biotechnology Index or any
                                        Successor Index.

Book Entry Note
or Certificated Note..................  Book Entry

Senior Note or Subordinated Note......  Senior

Trustee...............................  JPMorgan Chase Bank (formerly known as
                                        The Chase Manhattan Bank)

Agent.................................  Morgan Stanley & Co. Incorporated and
                                        its successors ("MS & Co.")

Calculation Agent.....................  MS & Co.

                                        All determinations made by the
                                        Calculation Agent will be at the sole
                                        discretion of the Calculation Agent and
                                        will, in the absence of manifest error,
                                        be conclusive for all purposes and
                                        binding on you and on us.

                                        All calculations with respect to the
                                        Multiplier and the Cash Settlement
                                        Value of the PERKS will be rounded to
                                        the nearest one ten-millionth, with
                                        five hundred-millionths rounded upwards
                                        (e.g., .98765435 would be rounded to
                                        .9876544); all dollar amounts related
                                        to determination of the amount of cash
                                        payable per PERKS will be rounded to
                                        the nearest ten-thousandth, with five
                                        one hundred- thousandths rounded upward
                                        (e.g., .76545 would be rounded up to
                                        .7655); and all dollar amounts paid on
                                        the aggregate number of PERKS will be
                                        rounded to the nearest cent, with
                                        one-half cent rounded upward.

                                        Because the Calculation Agent is our
                                        affiliate, the economic interests of
                                        the Calculation Agent and its
                                        affiliates may be adverse to your
                                        interests as an owner of the PERKS,
                                        including with respect to certain
                                        determinations and judgments that the
                                        Calculation Agent must make in
                                        determining the Final Index Value or
                                        whether a Market Disruption Event has
                                        occurred, which could in turn adversely
                                        affect the Cash Settlement Value you
                                        receive at maturity. See
                                        "Discontinuance of the AMEX
                                        Biotechnology Index; Alteration of
                                        Method of Calculation" below and
                                        "Market Disruption Event" above. MS &
                                        Co. is obligated to carry out its
                                        duties and functions as Calculation
                                        Agent in good faith and using its
                                        reasonable judgment.

AMEX Biotechnology Index..............  We have derived all information contained in this pricing supplement
                                        regarding the AMEX Biotechnology Index,
                                        which we sometimes refer to as the
                                        Index, including, without limitation,
                                        its make-up, method of calculation and
                                        changes in its components, from
                                        publicly available information. Such
                                        information reflects the policies of,
                                        and is subject to change by, the AMEX.

                                        The Index is calculated and
                                        disseminated by the AMEX under the
                                        symbol "BTK." The AMEX generally
                                        calculates and disseminates the value
                                        of the Index at approximately 15-second
                                        intervals during the AMEX's business
                                        hours and at the end of each Index
                                        Business Day via the Consolidated Tape
                                        Association's Network B.

                                        The Index is designed to measure the
                                        performance of a cross section of
                                        companies in the biotechnology industry
                                        that are primarily involved in the use
                                        of biological processes to develop
                                        products or provide services. The Index
                                        is equal-dollar weighted, designed to
                                        ensure that each of its component
                                        securities is represented in
                                        approximate equal dollar value.
                                        Equal-dollar weighting was established
                                        by designating the number of shares of
                                        each component
                                        security that represented approximately
                                        $10,000 in market value, based on
                                        closing prices on October 18, 1991
                                        (e.g., a stock that closed at $20 per
                                        share would be represented in the Index
                                        by 500 shares for a total market value
                                        of $10,000). The aggregate value of the
                                        stocks was reduced by a divisor to
                                        establish an index benchmark value of
                                        200.00. To ensure that each component
                                        stock continues to represent
                                        approximate equal market value,
                                        adjustments are made quarterly after
                                        the close of trading on the third
                                        Friday of January, April, July and
                                        October.

                                        The AMEX may change the composition of
                                        the Index at any time to reflect the
                                        conditions of the biotechnology
                                        industry and to ensure that the
                                        component securities continue to
                                        represent the biotechnology industry.
                                        The Index is maintained in accordance
                                        with the rules of the AMEX, which,
                                        among other things, require that
                                        securities meet the following
                                        requirements in order to be eligible
                                        for inclusion in the Index: (i) all
                                        component stocks will either be listed
                                        on the AMEX, the New York Stock
                                        Exchange, or traded through the
                                        facilities of the National Association
                                        of Securities Dealers Automated
                                        Quotation System and reported as
                                        National Market System securities, (ii)
                                        a minimum market value of at least $75
                                        million, except that for each of the
                                        lowest weighted component securities in
                                        the Index that in the aggregate account
                                        for no more than 10% of the weight of
                                        the Index, the market value may be at
                                        least $50 million, (iii) trading volume
                                        in each of the last six months of not
                                        less than 1,000,000 shares, except that
                                        for each of the lowest weighted
                                        component securities in the Index that
                                        in the aggregate account for no more
                                        than 10% of the weight of the Index,
                                        the trading volume may be at least
                                        500,000 shares in each of the last six
                                        months, (iv) at least 90% of the
                                        Index's numerical index value, and at
                                        least 80% of the total number of
                                        component securities, will meet the
                                        current criteria for standardized
                                        option trading set forth in the rules
                                        of the AMEX and (v) foreign country
                                        securities or American depositary
                                        receipts ("ADRs") in respect thereof
                                        that are not subject to comprehensive
                                        surveillance agreements do not in the
                                        aggregate represent more than 20% of
                                        the weight of the Index.

                                        Every quarter after the close of
                                        trading on the third Friday of January,
                                        April, July and October, the Index
                                        portfolio is adjusted by changing the
                                        number of shares of each component
                                        stock so that each one again represents
                                        an approximately equal dollar amount in
                                        the Index. The newly adjusted portfolio
                                        becomes the basis for the Index's value
                                        effective on the first trading day
                                        following the quarterly adjustments. If
                                        necessary, a divisor adjustment is made
                                        to ensure continuity of the Index's
                                        value.

                                        The number of shares of each component
                                        stock in the Index portfolio remains
                                        fixed between quarterly reviews, except
                                        in the event of certain types of
                                        corporate actions such as the payment
                                        of a dividend, other than an ordinary
                                        cash dividend, stock distribution,
                                        stock split, reverse stock split,
                                        rights offering, or a distribution,
                                        reorganization, recapitalization, or
                                        some such similar event with respect to
                                        a component stock. When the Index is
                                        adjusted between quarterly reviews for
                                        such events, the number of shares of
                                        the relevant security will be adjusted
                                        to the nearest whole share to maintain
                                        the
                                        component's relative weight in the
                                        Index at the level immediately prior to
                                        the corporate action. The Index may
                                        also be adjusted in the event of a
                                        merger, consolidation, dissolution, or
                                        liquidation of an issuer of a component
                                        stock. In the event of a stock
                                        replacement, the average dollar value
                                        of the remaining components will be
                                        calculated and that amount invested in
                                        the new component stock to the nearest
                                        whole share. In choosing among
                                        biotechnology industry stocks that meet
                                        the minimum criteria set forth above,
                                        the AMEX represents that it will make
                                        every effort to add new stocks that are
                                        representative of the biotechnology
                                        industry and will take into account,
                                        among other factors, a stock's
                                        capitalization, liquidity, volatility
                                        and name recognition. In connection
                                        with any adjustments to the Index, the
                                        Index divisor is adjusted to ensure
                                        that there are no changes to the Index
                                        level as a result of non-market forces.

                                        The following table lists, as of August
                                        21, 2002, the stocks underlying the
                                        AMEX Biotechnology Index, the ticker
                                        symbol for each component stock and the
                                        percentage of the value of the AMEX
                                        Biotechnology Index represented by each
                                        component stock.

                                                  Issuer                      Ticker     Percent of
                                                                                            Value
                                        Vertex Pharmaceuticals                 VRTX         7.28%
                                          Incorporated
                                        Chiron Corporation                     CHIR         6.91%
                                        Amgen Inc.                             AMGN         6.52%
                                        Genzyme Corporation (General           GENZ         6.49%
                                          Division Common Stock)
                                        Millennium Pharmaceuticals, Inc.       MLNM         6.40%
                                        Human Genome Sciences, Inc.            HGSI         6.01%
                                        Affymetrix, Inc.                       AFFX         5.93%
                                        Biogen, Inc.                           BGEN         5.84%
                                        Invitrogen Corporation                 IVGN         5.70%
                                        Idec Pharmaceuticals Corporation       IDPH         5.64%
                                        Genentech, Inc.                         DNA         5.61%
                                        Gilead Sciences, Inc.                  GILD         5.51%
                                        MedImmune, Inc.                        MEDI         5.47%
                                        Cephalon, Inc.                         CEPH         5.36%
                                        Protein Design Labs, Inc.              PDLI         5.17%
                                        Enzon, Inc.                            ENZN         5.17%
                                        Applera Corporation (Celera             CRA         5.01%
                                          Genomics Group)

Discontinuance of the
AMEX Biotechnology Index; Alteration
of Method of Calculation..............  If the AMEX discontinues publication of the AMEX Biotechnology Index and the
                                        AMEX or another entity publishes a
                                        successor or substitute index that MS &
                                        Co., as the Calculation Agent,
                                        determines, in its sole discretion, to
                                        be comparable to the discontinued AMEX
                                        Biotechnology Index (such index being
                                        referred to herein as a "Successor
                                        Index"), then any subsequent Index
                                        Closing Value will be determined by
                                        reference to the value of such
                                        Successor Index at the close of trading
                                        on the NYSE, the AMEX, Nasdaq National
                                        Market
                                        or the relevant exchange or market for
                                        the Successor Index on the date that
                                        any Index Closing Value is to be
                                        determined.

                                        Upon any selection by the Calculation
                                        Agent of a Successor Index, the
                                        Calculation Agent will cause written
                                        notice thereof to be furnished to the
                                        Trustee, to Morgan Stanley and to the
                                        holders of the PERKS within three
                                        Trading Days of such selection.

                                        If the AMEX discontinues publication of
                                        the AMEX Biotechnology Index prior to,
                                        and such discontinuance is continuing
                                        on, the date that any Index Closing
                                        Value is to be determined and MS & Co.,
                                        as the Calculation Agent, determines,
                                        in its sole discretion, that no
                                        Successor Index is available at such
                                        time, then, on such date, the
                                        Calculation Agent will determine the
                                        Final Index Value to be used in
                                        computing the Multiplier and the Cash
                                        Settlement Value of the PERKS. The
                                        Final Index Value will be computed by
                                        the Calculation Agent in accordance
                                        with the formula for and method of
                                        calculating the AMEX Biotechnology
                                        Index last in effect prior to such
                                        discontinuance, using the closing price
                                        (or, if trading in the relevant
                                        securities has been materially
                                        suspended or materially limited, its
                                        good faith estimate of the closing
                                        price that would have prevailed but for
                                        such suspension or limitation) at the
                                        close of the principal trading session
                                        on such date of each security most
                                        recently comprising the AMEX
                                        Biotechnology Index on the Relevant
                                        Exchange. Notwithstanding these
                                        alternative arrangements,
                                        discontinuance of the publication of
                                        the AMEX Biotechnology Index may
                                        adversely affect the value of the
                                        PERKS.

                                        If at any time the method of
                                        calculating the AMEX Biotechnology
                                        Index or a Successor Index, or the
                                        value thereof, is changed in a material
                                        respect, or if the AMEX Biotechnology
                                        Index or a Successor Index is in any
                                        other way modified so that such index
                                        does not, in the opinion of MS & Co.,
                                        as the Calculation Agent, fairly
                                        represent the value of the AMEX
                                        Biotechnology Index or such Successor
                                        Index had such changes or modifications
                                        not been made, then, from and after
                                        such time, the Calculation Agent will,
                                        at the close of business in New York
                                        City on the date that the Final Index
                                        Value is to be determined, make such
                                        calculations and adjustments as, in the
                                        good faith judgment of the Calculation
                                        Agent, may be necessary in order to
                                        arrive at a value of a stock index
                                        comparable to the AMEX Biotechnology
                                        Index or such Successor Index, as the
                                        case may be, as if such changes or
                                        modifications had not been made, and
                                        the Calculation Agent will calculate
                                        the Final Index Value and the
                                        Multiplier with reference to the AMEX
                                        Biotechnology Index or such Successor
                                        Index, as adjusted. Accordingly, if the
                                        method of calculating the AMEX
                                        Biotechnology Index or a Successor
                                        Index is modified so that the value of
                                        such index is a fraction of what it
                                        would have been if it had not been
                                        modified (e.g., due to a split in the
                                        index), then the Calculation Agent will
                                        adjust such index in order to arrive at
                                        a value of the AMEX Biotechnology Index
                                        or such Successor Index as if it had
                                        not been modified (e.g., as if such
                                        split had not occurred).

Alternate Cash Settlement Calculation
in case of an Event of Default........  In case an Event of Default with respect to the PERKS shall have
                                        occurred and be continuing, the amount
                                        declared due and payable for each PERKS
                                        upon any acceleration of any PERKS
                                        shall be determined by MS & Co., as
                                        Calculation Agent, and will be equal to
                                        the Cash Settlement Value, calculated
                                        using as the Final Index Value the
                                        Index Closing Value for the first
                                        Trading Day immediately preceding the
                                        date of acceleration on which no Market
                                        Disruption Event shall have occurred.

Historical Information................  The following table sets forth the high and low Index Closing Values, as well
                                        as end-of-quarter closing values, of
                                        the AMEX Biotechnology Index for each
                                        quarter in the period from January 1,
                                        1997 through August 23, 2002. The Index
                                        Closing Value on August 23, 2002 was
                                        381.99. We obtained the Index Closing
                                        Values listed below from Bloomberg
                                        Financial Markets, and we believe such
                                        information to be accurate. The results
                                        shown should not be considered as a
                                        representation of the performance of
                                        the AMEX Biotechnology Index in the
                                        future.

                                        The value of the AMEX Biotechnology
                                        Index may decrease so that you will
                                        receive a payment at maturity worth
                                        less than the issue price of the PERKS.
                                        We cannot give you any assurance that
                                        the value of the AMEX Biotechnology
                                        Index will increase so that at maturity
                                        you will receive an amount in excess of
                                        the issue price of the PERKS. Because
                                        your return is linked to the value of
                                        the AMEX Biotechnology Index at
                                        maturity, there is no guaranteed return
                                        of principal. In the event that the
                                        Final Index Value declines more than
                                        20% from the Initial Index Value, you
                                        will lose money on your investment.

                                                                        High     Low    Period-end
                                                                       ------   ------  ----------
                                        1997
                                        First Quarter..............    169.90   139.54    139.54
                                        Second Quarter.............    154.81   125.15    142.52
                                        Third Quarter..............    181.35   131.58    176.53
                                        Fourth Quarter.............    193.12   155.64    162.42
                                        1998
                                        First Quarter..............    183.74   155.10    174.56
                                        Second Quarter.............    183.37   146.56    146.84
                                        Third Quarter..............    152.09   104.51    139.39
                                        Fourth Quarter.............    185.13   123.86    185.13
                                        1999
                                        First Quarter..............    201.27   176.81    186.95
                                        Second Quarter.............    215.47   171.24    214.34
                                        Third Quarter..............    291.25   220.21    252.74
                                        Fourth Quarter.............    399.68   242.64    391.44
                                        2000
                                        First Quarter..............    794.53   361.41    499.90
                                        Second Quarter.............    696.12   405.43    644.23
                                        Third Quarter..............    800.56   591.44    769.72
                                        Fourth Quarter.............    786.03   557.82    634.32
                                        2001
                                        First Quarter..............    665.25   423.47    470.24
                                        Second Quarter.............    674.38   413.72    611.70
                                        Third Quarter..............    604.62   415.55    450.43
                                        Fourth Quarter.............    618.00   449.04    580.58

                                                                        High     Low    Period-end
                                                                       ------   ------  ----------
                                        2002
                                        First Quarter..............    571.40   457.21    500.33
                                        Second Quarter.............    505.12   336.57    348.90
                                        Third Quarter (through
                                        August 23, 2002)...........    397.97   280.09    381.99

Use of Proceeds and Hedging...........  The net proceeds we receive from the sale of the PERKS will be used for
                                        general corporate purposes and, in
                                        part, by us or one or more of our
                                        subsidiaries in connection with hedging
                                        our obligations under the PERKS. See
                                        also "Use of Proceeds" in the
                                        accompanying prospectus.

                                        On the date of this pricing supplement,
                                        we, through our subsidiaries or others,
                                        expect to hedge our anticipated
                                        exposure in connection with the PERKS
                                        by taking positions in the stocks
                                        underlying the AMEX Biotechnology
                                        Index, in options contracts on the AMEX
                                        Biotechnology Index or its component
                                        securities listed on major securities
                                        markets, or positions in any other
                                        available securities or instruments
                                        that we may wish to use in connection
                                        with such hedging. In the event that we
                                        pursue such a hedging strategy, the
                                        price at which we are able to purchase
                                        such positions may be a factor in
                                        determining the pricing of the PERKS.
                                        Purchase activity could potentially
                                        increase the value of the AMEX
                                        Biotechnology Index, and therefore
                                        effectively increase the level of the
                                        AMEX Biotechnology Index that must
                                        prevail on the date that the Final
                                        Index Value is determined in order for
                                        you to receive at maturity a payment
                                        that exceeds the principal amount of
                                        the PERKS. Although we have no reason
                                        to believe that our hedging activity
                                        will have a material impact on the
                                        value of the AMEX Biotechnology Index,
                                        we cannot give any assurance that will
                                        not affect such value as a result of
                                        our hedging activities. Through our
                                        subsidiaries, we are likely to modify
                                        our hedge position throughout the life
                                        of the PERKS, including on the date
                                        that the Final Index Value is
                                        determined, by purchasing and selling
                                        the stocks underlying the AMEX
                                        Biotechnology Index, options contracts
                                        on the AMEX Biotechnology Index or its
                                        component stocks listed on major
                                        securities markets or positions in any
                                        other available securities or
                                        instruments that we may wish to use in
                                        connection with such hedging
                                        activities.

Supplemental Information Concerning
Plan of Distribution..................  Under the terms and subject to conditions contained in the U.S.
                                        distribution agreement referred to in
                                        the prospectus supplement under "Plan
                                        of Distribution," the Agent, acting as
                                        principal for its own account, has
                                        agreed to purchase, and we have agreed
                                        to sell, the principal amount of PERKS
                                        set forth on the cover of this pricing
                                        supplement. The Agent proposes
                                        initially to offer the PERKS directly
                                        to the public at the public offering
                                        price set forth on the cover page of
                                        this pricing supplement. The Agent may
                                        allow a concession not in excess of
                                            % of the principal amount of the
                                        PERKS to other dealers; provided that
                                        the price will be $           per PERKS
                                        for purchasers of 100,000 or more PERKS
                                        in any single transaction, subject to
                                        the holding period requirements
                                        described below. The Agent may allow a
                                        concession not in excess of     % of
                                        the principal amount of the PERKS to
                                        other dealers. We expect to deliver the
                                        PERKS against payment therefor in New
                                        York, New York on August

                                               , 2002. After the initial
                                        offering, the Agent may vary the
                                        offering price and other selling terms
                                        from time to time.

                                        Where an investor purchases 100,000 or
                                        more PERKS in a single transaction at
                                        the reduced price, approximately     %
                                        of the PERKS purchased by the investor
                                        (the "Delivered PERKS") will be
                                        delivered on the Settlement Date. The
                                        balance of approximately     % of the
                                        PERKS (the "Escrowed PERKS") purchased
                                        by the investor will be held in escrow
                                        at MS & Co. for the benefit of the
                                        investor and delivered to such investor
                                        if the investor and any accounts in
                                        which the investor may have deposited
                                        any of its Delivered PERKS have held
                                        all of the Delivered PERKS for 30
                                        calendar days following the Original
                                        Issue Date or any shorter period deemed
                                        appropriate by the Agent. If an
                                        investor or any account in which the
                                        investor has deposited any of its
                                        Delivered PERKS fails to satisfy the
                                        holding period requirement, as
                                        determined by the Agent, all of the
                                        investor's Escrowed PERKS will be
                                        forfeited by the investor and not
                                        delivered to it. The Escrowed PERKS
                                        will instead be delivered to the Agent
                                        for sale to investors. This forfeiture
                                        will have the effect of increasing the
                                        purchase price per PERKS for such
                                        investors to 100% of the principal
                                        amount of the PERKS. Should investors
                                        who are subject to the holding period
                                        requirement sell their PERKS once the
                                        holding period is no longer applicable,
                                        the market price of the PERKS may be
                                        adversely affected. See also "Plan of
                                        Distribution" in the accompanying
                                        prospectus supplement.

                                        In order to facilitate the offering of
                                        the PERKS, the Agent may engage in
                                        transactions that stabilize, maintain
                                        or otherwise affect the price of the
                                        PERKS or the AMEX Biotechnology Index.
                                        Specifically, the Agent may sell more
                                        PERKS than it is obligated to purchase
                                        in connection with the offering or may
                                        sell individual stocks included in the
                                        AMEX Biotechnology Index it does not
                                        own, creating a naked short position in
                                        the PERKS or individual stocks included
                                        in the AMEX Biotechnology Index,
                                        respectively, for its own account. The
                                        Agent must close out any naked short
                                        position by purchasing the PERKS or
                                        individual stocks included in the AMEX
                                        Biotechnology Index in the open market.
                                        A naked short position is more likely
                                        to be created if the Agent is concerned
                                        that there may be downward pressure on
                                        the price of the PERKS or the value of
                                        the AMEX Biotechnology Index in the
                                        open market after pricing that could
                                        adversely affect investors who purchase
                                        in the offering. As an additional means
                                        of facilitating the offering, the Agent
                                        may bid for, and purchase, PERKS or
                                        individual stocks included in the AMEX
                                        Biotechnology Index in the open market
                                        to stabilize the price of the PERKS.
                                        Any of these activities may raise or
                                        maintain the market price of the PERKS
                                        above independent market levels or
                                        prevent or retard a decline in the
                                        market price of the PERKS. The Agent is
                                        not required to engage in these
                                        activities, and may end any of these
                                        activities at any time. See "Use of
                                        Proceeds and Hedging" above.

License Agreement between
AMEX and Morgan Stanley...............  AMEX and Morgan Stanley have entered into a non-exclusive license agreement
                                        providing for the license to Morgan
                                        Stanley, and certain of its affiliated
                                        or subsidiary companies, in exchange
                                        for a fee, of the right to use the AMEX
                                        Biotechnology Index(R), which is owned,
                                        sponsored and published by AMEX, in
                                        connection with certain securities,
                                        including the PERKS.

                                        The license agreement between AMEX and
                                        Morgan Stanley provides that the
                                        following language must be set forth in
                                        this pricing supplement.

                                        The "Amex Biotechnology Index" is a
                                        service mark of the AMEX and is used
                                        with the permission of the AMEX. The
                                        AMEX in no way sponsors, endorses or is
                                        otherwise involved in the PERKS and
                                        disclaims any liability to any party
                                        for any inaccuracy in the data on which
                                        the Index is based, for any mistakes,
                                        errors, or omissions in the calculation
                                        and/or dissemination of the Index, or
                                        for the manner in which they are
                                        applied in connection with the PERKS.

                                        Unless otherwise stated, all
                                        information herein on the Index is
                                        derived from the AMEX or other publicly
                                        available sources.

ERISA Matters for Pension Plans
and Insurance Companies...............  Each fiduciary of a pension, profit-sharing or other employee
                                        benefit plan subject to the Employee
                                        Retirement Income Security Act of 1974,
                                        as amended ("ERISA"), (a "Plan") should
                                        consider the fiduciary standards of
                                        ERISA in the context of the Plan's
                                        particular circumstances before
                                        authorizing an investment in the PERKS.
                                        Accordingly, among other factors, the
                                        fiduciary should consider whether the
                                        investment would satisfy the prudence
                                        and diversification requirements of
                                        ERISA and would be consistent with the
                                        documents and instruments governing the
                                        Plan.

                                        In addition, we and certain of our
                                        subsidiaries and affiliates, including
                                        MS & Co. and Morgan Stanley DW Inc.
                                        (formerly Dean Witter Reynolds Inc.)
                                        ("MSDWI"), may each be considered a
                                        "party in interest" within the meaning
                                        of ERISA, or a "disqualified person"
                                        within the meaning of the Internal
                                        Revenue Code of 1986, as amended (the
                                        "Code"), with respect to many Plans, as
                                        well as many individual retirement
                                        accounts and Keogh plans (also
                                        "Plans"). Prohibited transactions
                                        within the meaning of ERISA or the Code
                                        would likely arise, for example, if the
                                        PERKS are acquired by or with the
                                        assets of a Plan with respect to which
                                        MS & Co., MSDWI or any of their
                                        affiliates is a service provider,
                                        unless the PERKS are acquired pursuant
                                        to an exemption from the "prohibited
                                        transaction" rules. A violation of
                                        these "prohibited transaction" rules
                                        may result in an excise tax or other
                                        liabilities under ERISA and/or Section
                                        4975 of the Code for such persons,
                                        unless exemptive relief is available
                                        under an applicable statutory or
                                        administrative exemption.

                                        The U.S. Department of Labor has issued
                                        five prohibited transaction class
                                        exemptions ("PTCEs") that may provide
                                        exemptive relief for direct or indirect
                                        prohibited transactions resulting from
                                        the purchase or holding of the PERKS.
                                        Those class exemptions are PTCE 96-23
                                        (for certain transactions determined by
                                        in-house asset managers), PTCE 95-60
                                        (for certain transactions involving
                                        insurance company general accounts),
                                        PTCE 91-38 (for certain transactions
                                        involving bank collective investment
                                        funds), PTCE 90-1 (for certain
                                        transactions involving insurance
                                        company separate accounts) and

                                        PTCE 84-14 (for certain transactions
                                        determined by independent qualified
                                        asset managers).

                                        Because we may be considered a party in
                                        interest with respect to many Plans,
                                        the PERKS may not be purchased or held
                                        by any Plan, any entity whose
                                        underlying assets include "plan assets"
                                        by reason of any Plan's investment in
                                        the entity (a "Plan Asset Entity") or
                                        any person investing "plan assets" of
                                        any Plan, unless such purchaser or
                                        holder is eligible for exemptive
                                        relief, including relief available
                                        under PTCE 96-23, 95-60, 91-38, 90-1 or
                                        84-14 or such purchase and holding is
                                        otherwise not prohibited. Any
                                        purchaser, including any fiduciary
                                        purchasing on behalf of a Plan, or
                                        holder of the PERKS will be deemed to
                                        have represented, in its corporate and
                                        fiduciary capacity, by its purchase and
                                        holding thereof that it either (a) is
                                        not a Plan or a Plan Asset Entity and
                                        is not purchasing such securities on
                                        behalf of or with "plan assets" of any
                                        Plan or (b) is eligible for exemptive
                                        relief or such purchase or holding is
                                        not prohibited by ERISA or Section 4975
                                        of the Code.

                                        Under ERISA, assets of a Plan may
                                        include assets held in the general
                                        account of an insurance company which
                                        has issued an insurance policy to such
                                        plan or assets of an entity in which
                                        the Plan has invested. Accordingly,
                                        insurance company general accounts that
                                        include assets of a Plan must ensure
                                        that one of the foregoing exemptions is
                                        available. Due to the complexity of
                                        these rules and the penalties that may
                                        be imposed upon persons involved in
                                        non-exempt prohibited transactions, it
                                        is particularly important that
                                        fiduciaries or other persons
                                        considering purchasing the PERKS on
                                        behalf of or with "plan assets" of any
                                        Plan consult with their counsel
                                        regarding the availability of exemptive
                                        relief under PTCE 96-23, 95-60, 91-38,
                                        90-1 or 84-14.

                                        Purchasers of the PERKS have exclusive
                                        responsibility for ensuring that their
                                        purchase and holding of the PERKS do
                                        not violate the prohibited transaction
                                        rules of ERISA or the Code.

United States Federal Income
Taxation..............................  The following summary is based on the advice of Davis Polk & Wardwell, our
                                        special tax counsel ("Tax Counsel"),
                                        and is a general discussion of the
                                        principal potential U.S. federal income
                                        tax consequences to initial holders of
                                        the PERKS purchasing the PERKS at the
                                        Issue Price, who will hold the PERKS as
                                        capital assets within the meaning of
                                        Section 1221 of the Code. This summary
                                        is based on the Code, administrative
                                        pronouncements, judicial decisions and
                                        currently effective and proposed
                                        Treasury Regulations, changes to any of
                                        which subsequent to the date of this
                                        pricing supplement may affect the tax
                                        consequences described herein. This
                                        summary does not address all aspects of
                                        U.S. federal income taxation that may
                                        be relevant to a particular holder in
                                        light of its individual circumstances
                                        or as to certain types of holders
                                        subject to special treatment under the
                                        U.S. federal income tax laws (e.g.,
                                        certain financial institutions,
                                        tax-exempt organizations, dealers in
                                        options or securities, or persons who
                                        hold a PERKS as a part of a hedging
                                        transaction, straddle, conversion or
                                        other integrated transaction). As the
                                        law applicable to the U.S. federal
                                        income taxation of instruments such as
                                        the PERKS is technical and complex, the
                                        discussion below necessarily represents
                                        only a general summary. Moreover, the
                                        effect of any applicable state, local
                                        or foreign tax laws is not discussed.

                                        General

                                        Pursuant to the terms of the PERKS, we
                                        and every holder of the PERKS agree (in
                                        the absence of an administrative
                                        determination or judicial ruling to the
                                        contrary) to characterize the PERKS for
                                        all tax purposes as prepaid cash
                                        settlement forward contracts with
                                        respect to the AMEX Biotechnology Index
                                        which entitle the holders to receive a
                                        cash amount at maturity which is based
                                        on the final index value of the AMEX
                                        Biotechnology Index, subject to a
                                        maximum payment of $           per
                                        PERKS. The treatment of the PERKS
                                        described above is not, however,
                                        binding on the IRS or the courts. No
                                        statutory, judicial or administrative
                                        authority directly addresses the
                                        characterization of the PERKS or
                                        instruments similar to the PERKS for
                                        U.S. federal income tax purposes, and
                                        no ruling is being requested from the
                                        IRS with respect to the PERKS. Due to
                                        the absence of authorities that
                                        directly address instruments that are
                                        similar to the PERKS, Tax Counsel is
                                        unable to render an opinion as to the
                                        proper U.S. federal income tax
                                        characterization of the PERKS. As a
                                        result, significant aspects of the U.S.
                                        federal income tax consequences of an
                                        investment in the PERKS are not
                                        certain, and no assurance can be given
                                        that the IRS or the courts will agree
                                        with the characterization described
                                        herein. Accordingly, you are urged to
                                        consult your tax advisor regarding the
                                        U.S. federal income tax consequences of
                                        an investment in the PERKS (including
                                        alternative characterizations of the
                                        PERKS) and with respect to any tax
                                        consequences arising under the laws of
                                        any state, local or foreign taxing
                                        jurisdiction. Unless otherwise stated,
                                        the following discussion is based on
                                        the treatment as described above.

                                        U.S. Holders

                                        As used herein, the term "U.S. Holder"
                                        means an owner of a PERKS that for U.S.
                                        federal income tax purposes is:

                                        o    a citizen or resident of the
                                             United States,

                                        o    a corporation created or organized
                                             under the laws of the United
                                             States or any political
                                             subdivision thereof, or

                                        o    an estate or trust the income of
                                             which is subject to United States
                                             federal income taxation regardless
                                             of its source.

                                        Tax Treatment of the PERKS

                                        Assuming the characterization of the
                                        PERKS as set forth above, Tax Counsel
                                        believes that the following U.S.
                                        federal income tax consequences should
                                        result.

                                        Tax Basis. A U.S. Holder's tax basis in
                                        the PERKS will equal the amount paid by
                                        the U.S. Holder to acquire the PERKS.

                                        Settlement of the Prepaid Forward
                                        Contract. Upon the receipt of cash at
                                        maturity of the PERKS, a U.S. Holder
                                        will recognize gain or loss. The amount
                                        of such gain or loss will be the extent
                                        to which the amount of the cash
                                        received differs from the U.S. Holder's
                                        basis in the PERKS. Any such gain or
                                        loss will generally be long-term
                                        capital gain or loss, as the case may
                                        be.

                                        Sale or Exchange of the PERKS. Upon a
                                        sale or exchange of a PERKS prior to
                                        the maturity of the PERKS, a U.S.
                                        Holder will generally recognize capital
                                        gain or loss equal to the difference
                                        between the amount realized on such
                                        sale or exchange and such U.S. Holder's
                                        tax basis in the PERKS so sold or
                                        exchanged. Capital gain or loss will
                                        generally be long-term capital gain or
                                        loss if the U.S. Holder held the PERKS
                                        for more than one year at the time of
                                        disposition.

                                        Possible Alternative Tax Treatments of
                                        an Investment in the PERKS

                                        Due to the absence of authorities that
                                        directly address the proper
                                        characterization of the PERKS, no
                                        assurance can be given that the IRS
                                        will accept, or that a court will
                                        uphold, the characterization and tax
                                        treatment described above. In
                                        particular, the IRS could seek to
                                        analyze the U.S. federal income tax
                                        consequences of owning PERKS under
                                        Treasury regulations governing
                                        contingent payment debt instruments
                                        (the "Contingent Payment Regulations").

                                        If the IRS were successful in asserting
                                        that the Contingent Payment Regulations
                                        applied to the PERKS, the timing and
                                        character of income thereon would be
                                        significantly affected. Among other
                                        things, a U.S. Holder would be required
                                        to accrue original issue discount on
                                        the PERKS as interest income every year
                                        at a "comparable yield" for us,
                                        determined at the time of issuance of
                                        the PERKS, even though no periodic
                                        payments are received by a U.S. Holder.
                                        Furthermore, any gain realized at
                                        maturity or upon sale or other
                                        disposition of the PERKS would
                                        generally be treated as ordinary
                                        income, and any loss realized at
                                        maturity would be treated as ordinary
                                        loss to the extent of U.S. Holder's
                                        prior accruals of original issue
                                        discount and capital loss thereafter.

                                        Even if the Contingent Payment
                                        Regulations do not apply to the PERKS,
                                        other alternative U.S. federal income
                                        tax characterizations or treatments of
                                        the PERKS are also possible, and if
                                        applied could also affect the timing
                                        and the character of the income or loss
                                        with respect to the PERKS. It is
                                        possible, for example, that a PERKS
                                        could be treated as a unit consisting
                                        of a loan and a forward contract, in
                                        which case a U.S. Holder would be
                                        required to include original issue
                                        discount as interest income as it
                                        accrues on a current basis during the
                                        period in which the U.S. Holder held
                                        the PERKS, even though no periodic
                                        payments are received by a U.S. Holder.
                                        In addition, the IRS and U.S. Treasury
                                        Department have indicated that they
                                        plan to publish guidance with respect
                                        to accrual of income on certain
                                        derivative financial instruments with
                                        contingent payments, including prepaid
                                        forward contracts. If such guidance
                                        were issued, a U.S. Holder could be
                                        required to recognize income over the
                                        term
                                        of the PERKS even though no payments
                                        are made on the PERKS prior to their
                                        settlement. Accordingly, prospective
                                        purchasers are urged to consult their
                                        tax advisors regarding the U.S. federal
                                        income tax consequences of an
                                        investment in the PERKS.

                                        Backup Withholding and Information
                                        Reporting

                                        Information reporting and backup
                                        withholding may apply with respect to
                                        amounts paid to a U.S. Holder of a
                                        PERKS, unless such U.S. Holder provides
                                        proof of an applicable exemption or a
                                        correct taxpayer identification number,
                                        and otherwise complies with applicable
                                        requirements of the backup withholding
                                        rules. The amounts withheld under the
                                        backup withholding rules are not an
                                        additional tax and may be refunded, or
                                        credited against the U.S. Holder's U.S.
                                        federal income tax liability, provided
                                        the required information is furnished
                                        to the IRS.